UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

KBS REAL ESTATE INVESTMENT TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-52606	20-2985918
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
On August 31, 2012, one of the loans (the “Goldman Mortgage Loan”) that KBS Real Estate Investment Trust, Inc. (the “Company”) indirectly assumed, pursuant to the collateral transfer and settlement agreement with affiliates of Gramercy Capital Corp. (“Gramercy”), matured without repayment.  As of September 30, 2012, the Goldman Mortgage Loan had an outstanding principal balance of $181.6 million, including a $26.8 million subordinated interest in the Goldman Mortgage Loan held by an indirect wholly owned subsidiary of the Company (the “Seller”).  The Goldman Mortgage Loan was secured by 145 bank branch and office properties (the “Goldman Properties”). On December 12, 2012 (the “Closing Date”), the Company, through the Seller, entered into a loan sale agreement with CF Branch LLC (the “Lender”) to sell to the Lender the Seller's subordinated interest in the Goldman Mortgage Loan for a total purchase price of $12.0 million, of which $9.0 million was paid on the Closing Date and an additional $3.0 million is payable on May 12, 2013, subject to the Company meeting certain obligations and complying with certain terms in the loan sale agreement and the Collateral Transfer Agreement (defined below). Also, on the Closing Date, the Company's indirect wholly owned subsidiaries that are the mortgage borrowers and guarantors under the Goldman Mortgage Loan entered into a collateral transfer agreement (the “Collateral Transfer Agreement”) to (i) transfer to the Lender the equity interests in the entities that directly or indirectly own 140 of the Goldman Properties, (ii) transfer to the Lender five of the Goldman Properties and (iii) release any of the Company's subsidiaries from the debt outstanding under and other obligations related to, the Goldman Mortgage Loan. Additionally, in connection with the above-referenced transactions, the parties to the loan sale agreement and the Collateral Transfer Agreement exchanged customary mutual releases.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: December 14, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer